UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 08, 2011

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number
000-23601

Federal	16-1540137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Registrant’s Telephone Number including area code)

Not Applicable
Former Name or Former Address, If Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

News Release

CONTACT:          Thomas W. Schneider – President, CEO
                                Telephone:  (315) 343-0057

John Funiciello Appointed to Pathfinder Bank Board of Directors

Oswego, New York - John Funiciello has been appointed as a member of the Board of Directors for Pathfinder Bank and Pathfinder Bancorp, Inc, according to Janette Resnick, Chairman of the Board.  Pathfinder Bank is a community bank serving the central New York area for over 150 years.  Mr. Funiciello’s appointment fills a recent board vacancy.

Mr. Funiciello is a licensed real estate broker and developer, who owns and operates JF Real Estate in Syracuse.

“We are very pleased to welcome John to our Board of Directors,” said Resnick, “He has a proven record of success in real estate and development, and his reputation throughout Onondaga County and Central New York will be a considerable asset to Pathfinder Bank.”

Mr. Funiciello began his career in real estate in 1986 upon joining Pyramid Brokerage Company in Syracuse as a commercial real estate agent. He spent six successful years there and was promoted as the sales manager at the age of 26. In 1992, he started JF Real Estate, which now exclusively represents approximately three million square feet of commercial real estate in the Central New York Region. In addition, JF Real Estate has represented hundreds of local, regional and national tenants selecting locations for their businesses in Syracuse, New York, as well as across the country. In addition to overseeing the day-to-day operations of JF Real Estate, Mr. Funiciello participates as a partner in various development projects in Onondaga County and Central New York.

Mr. Funiciello resides in Baldwinsville, New York, with his wife Jennifer, and their four children. He is a graduate of the State University of New York at Cortland with a degree in Economics and a concentration in Business. He is an active member of the community and has served on the Boards of the Consortium for Children’s Services and the Samaritan Center.

Pathfinder Bank is a New York State chartered savings bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank has eight full-service offices located in Oswego, Fulton, Mexico, Lacona, Central Square, and Cicero.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date: November 8, 2011	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer